                  Exhibit 10.1

[Letterhead of AHC]

March 6, 2009

Deanie J. Underwood, President
By Design, Inc.
2519 east Kentucky Avenue
Denver, Colorado 80209

Re: Merger of Asset Holdings, Inc. and By Design, Inc.

Ladies and Gentlemen:

The purpose of this letter of intent ("Letter") is to set forth certain nonbinding understandings and certain binding agreements between Asset Holdings Corporation, a Maryland corporation ("AHC"), By Design, Inc., a Nevada corporation ("BYDE") and Deanie J. Underwood and Bradley C. Underwood (the “Controlling Shareholders”), with respect to the triangular statutory merger between AHC and a subsidiary of  BYDE pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)(the "Merger").

The following numbered paragraphs reflect our understanding with respect to the matters described in them, but are not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, AHC, BYDE or the Controlling Shareholders with respect to the matters described therein or to impose on AHC, BYDE or the Controlling Shareholders an enforceable duty or obligation to negotiate towards or conclude any such agreement or commitment.

1.           Merger

(a)
On the terms and subject to the conditions to be set forth in a definitive, legally binding, written agreement to be negotiated and entered into by AHC, BYDE and the Controlling Shareholders (the "Agreement"), AHC will merge into BYDE, with BYDE being the surviving corporation, at the closing (the "Closing") specified in the Agreement.  Immediately after the Closing, the shareholders of AHC prior to the Merger shall own Ninety Two percent (92%) of the issued and outstanding shares of common stock of BYDE substantially in accordance with the Capitalization Table attached hereto as Exhibit A.1

_______________________

1 It is anticipated that eight (8%) of the issued and outstanding stock of BYDE immediately after the Merger shall be issued to Capital Group Communications, Inc., and its affiliates, for fees in connection with the Merger and certain consulting services.

(b)
The Closing is conditioned upon (i) the completion of a certified audit by a PCAOB accounting firm for filing with the Securities and Exchange Commission as part of a Form 8-K; (ii) the preparation for filing of a Form 8-K containing the material disclosures mandated by the Securities Act of 1933 (the “1933 Act”) and the Securities Exchange Act of 1934 (the “1934 Act”) pertaining to the operations of AHC and BYDE after the Closing; and  (iii) approval by the board of directors, and shareholders if necessary, of each of BYDE and AHC.

(c)
At the Closing, (i) the board of directors of BYDE, and members of any of its committees, shall resign and AHC shall appoint the members of the board of directors, and any committees thereto, of BYDE; (ii) the officers of BYDE shall resign and the subsequently appointed board of directors shall elect successor officers as designated by AHC; (iii) the Controlling Shareholders shall execute Restricted Stock Agreements whereby the stock of the Controlling Shareholders will be restricted from sale during the initial sixty days after the Closing; and (iv) the required forms shall be prepared to be filed pursuant to the 1934 Act.

(d)	At the Closing, BYDE’s subsidiaries shall be sold to a private investor group selected by BYDE

2.           Other Provisions

The Agreement will contain usual and customary representations, warranties, covenants, and other agreements, on behalf of BYDE and AHC, and their respective stockholders, and the Closing will be subject to usual and customary conditions, including:

(a)	obtaining of necessary consents or approvals of governmental bodies, lenders, lessors, or other third parties;
(b)	absence of pending or threatened litigation;
(c)	satisfactory completion of each parties’ due diligence investigation and certified audit; and
(d)	delivery of customary legal opinions, closing certificates, and other documentation.

Upon execution of counterparts of this Letter by you, the following lettered paragraphs will constitute the legally binding and enforceable agreement of AHC, BYDE and the Controlling Shareholders (in recognition of the significant costs to be borne by AHC, BYDE and the Controlling Shareholders in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described herein).

(a)
Access.  Subject to the terms set forth in paragraph (g) below respecting confidentiality and certain other matters, each party to this Agreement will afford the other parties’ employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate, and audit the assets, liabilities, contracts, operations, and business of AHC and BYDE, respectively, before Closing.  The parties will conduct such inspection, investigation, and audit in a reasonable manner during regular business hours.

(b)
Consents.  The parties hereto will cooperate with one another and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from lenders and landlords, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Agreement.

(c)
Best Efforts.  The parties hereto will negotiate in good faith and use their best efforts to arrive at a mutually acceptable definitive Agreement for approval, execution, and delivery on the earliest reasonably practicable date.  The parties hereto will thereupon use their best efforts to affect the Closing and to proceed with the transactions contemplated by the Agreement as promptly as is reasonably practicable.

(d)
Exclusive Dealing.  Neither party hereto will offer to merge with any person other than the other, nor will either party, or any of its stockholders, enter into negotiation with any other party for the disposition of the business or stock of the other during the pendency of negotiations between AHC and BYDE, and neither AHC nor BYDE will unilaterally terminate these negotiations without cause unless: (i) the transactions contemplated by the Agreement shall not have been approved by the boards of directors of both AHC and BYDE; (ii) the Closing shall not have occurred on or before July 1, 2009; or (iii) a material change or event (exclusive of a competing offer) shall have occurred that would make proceeding with such execution and approval of the Agreement or such Closing illegal, invalid, or contrary to the fiduciary duties of the board of directors of AHC or BYDE.

(e)
Costs.  AHC and BYDE will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisers, incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated thereby.

(f)
Public Disclosure.  Before the Closing, neither AHC nor BYDE shall make any public release of information regarding the matters contemplated herein except (i) that a joint press release in agreed form shall be issued by AHC and BYDE as promptly as is practicable after the execution of this Letter, (ii) that AHC and BYDE may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Letter, and (iii) as required by law.

(g)
Confidentiality.  The parties hereto agree that (except as may be required by law) they will not disclose or use and they will cause its officers, directors, employees, representatives, agents, and advisers not to disclose or use, any Confidential Information (as hereinafter defined) with respect to each other furnished, or to be furnished, by either party to the other in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the Merger.  For the purposes of this paragraph (g) "confidential information" means any information transmitted form one party to the other party.  If the Merger is not consummated, each party will promptly return all documents, contracts, records, or properties to the other.  The provisions of this paragraph (g) shall survive the termination of this Letter.

(h)
Except with respect to the provisions of paragraph (g), either party hereto may terminate this Letter and hereafter this Letter shall have no force and effect and the parties shall have no further obligations hereunder if the Agreement is not signed on or before March 31, 2009, if such terminating party is not in breach of any of the binding provisions hereof.

[This space left intentionally blank.]

Please sign and date this Letter prior to March 10, 2009 in the spaces provided below to confirm our mutual understandings and agreements as set forth in the Letter and return a signed copy to the undersigned.  If we do not receive a signed copy of this Letter on or before March 10, 2009, we will assume you have no further interest in pursuing this matter.

Very truly yours,

Asset Holdings Corporation

By: /s/ Yeota Christie
Name: Yeota Christie
Title: President
Date: March 6, 2009

ACKNOWLEDGED AND AGREED TO:

BYDE

By: /s/  Deanie J. Underwood
Name: Deanie J. Underwood
Title:    President
Date:   March 6, 2009